UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 0)*

COMMUNITY BANCORP (CBON)
(Name of Issuer)

COMMON STOCK
(Title of Class of Securities)

20343T/100
(CUSIP Number)

DECEMBER 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     x Rule 13d-1(b)

       Rule 13d-1(c)

       Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No.	20343T100

1.	NAMES OF REPORTING PERSONS
	DEWAAY ADVISORY, LLC

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
	INSTRUCTIONS)

	(a)
	(b)  x

3.	SEC USE ONLY

4.	CITIZENSHIP OF PLACE OF ORGANIZATION

	USA

NUMBER OF SHARES BENEFICIALLY OWNED BY
EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

	NONE

6.	SHARED VOTING POWER

	NONE

7.	SOLE DISPOSITIVE POWER

	NONE

8.	SHARED DIPOSITIVE POWER

	NONE

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
	PERSON

	716,900

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	SHARES


11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	6.99%

12.	TYPE OF REPORTING PERSON

	IA


Item 1

(a)	Name of Issuer:
	COMMUNITY BANCORP (CBON)

(b)	Address of issuer?s principal executive offices:
	400 S. 4TH STREET, SUITE 215
	LAS VEGAS, NV 89101

Item 2

(a)	Name of person filing:
	DEWAAY ADVISORY, LLC

(b)	Address or principal business office or, if none, residence:
	13001 UNIVERSITY AVE.
	CLIVE, IA 50325

(c)	Citizenship:
	UNITED STATES OF AMERICA

(d)	Title of class of securities:
	COMMON STOCK

(e)	CUSIP No:
	20343T100

Item 3. If this statement is filed pursuant to ??240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)		Broker or dealer registered under section 15 of the Act
			15 U.S.C. 78o).

(b)		Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
			78c).

(c)		Insurance company as defined in section 3(a)(19) of the
		Act (15 U.S.C. 78c).

(d)?		Investment company registered under section 8 of the
		Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)	x	An investment adviser in accordance with ?240.13d-
		1(b)(1)(ii)(E);

(f)		An employee benefit plan or endowment fund in accordance
		with ?240.13d-1(b)(1)(ii)(F);

(g)		A parent holding company or control person in accordance
		with ?240.13d-1(b)(1)(ii)(G);

(h)		A savings associations as defined in Section 3(b) of the
		Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)		A church plan that is excluded from the definition of an
		investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)		Group, in accordance with ?240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 716,900 shares.

(b) 	Percent of class: 6.99%.

(c) 	Number of shares as to which the person has:

	(i) 	Sole power to vote or to direct the vote: None.

	(ii) 	Shared power to vote or to direct the vote: None.

	(iii)	Sole power to dispose or to direct the disposition of:

		None.

	(iv)	Shared power to dispose or to direct the disposition
		of: None.



Item 5. Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following.


Item 6. Ownership of More than 5 Percent on Behalf of Another
Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported on by the Parent
Holding Company or Control Person.

Not Applicable.

Item 8. Identification and Classification of Members of the
Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certifications


(a)	The following certification shall be included if the
	statement is filed pursuant to ?240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2009


	/s/ Charles D. Wiegert

     		Signature.

	Charles D. Wiegert, CCO

      		Name/Title.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative?s authority to sign on behalf of such person shall be filed with the statement, Provided, however, That a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).